Exhibit 15.1

Awareness Letter of KPMG LLP, Independent Registered Public Accounting Firm

August 15, 2022

Electronic Arts Inc. Redwood City, California

With respect to this registration statement on Form S-8 of Electronic Arts Inc. filed on August 15, 2022, we acknowledge our awareness of the incorporation by reference therein of our report dated August 9, 2022, related to our review of the interim financial information.
Pursuant to Rule 436 under the Securities Act of 1933 (the Act), such report is not considered part of a registration statement prepared or certified by an independent registered public accounting firm, or a report prepared or certified by an independent registered public accounting firm within the meaning of Sections 7 and 11 of the Act.

/s/ KPMG LLP
Santa Clara, California